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PNC Bank Corp. and Subsidiaries                                     Exhibit 12.2
Computation of Ratio of Earnings
to Fixed Charges and
Preferred Stock Dividends

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

                                                                                Year ended December 31
                                    Six months ended
                                                       ------------------------------------------------------------------------
Dollars in millions                 June 30, 1999           1998          1997             1996           1995             1994
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
EARNINGS
Income before taxes and
  cumulative effect of changes
  in accounting principles                 $967           $1,710        $1,618           $1,527           $627           $1,209
Fixed charges and preferred
  stock dividends excluding
  interest on deposits                      617            1,395         1,201            1,106          1,492            1,112
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Subtotal                                  1,584            3,105         2,819            2,633          2,119            2,321
Interest on deposits                        684            1,471         1,457            1,428          1,552            1,160
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Total                                    $2,268           $4,576        $4,276           $4,061         $3,671           $3,481
===============================================================================================================================

FIXED CHARGES
Interest on borrowed funds                 $545           $1,267        $1,098           $1,065         $1,454           $1,071
Interest component of rentals                25               37            29               31             32               32
Amortization of notes and debentures                           2             1                1              1                1
  distributions on mandatorily redeemable
  Capital Securities of subsidiary trusts    32               60            43                1
Preferred stock dividend requirements        15               29            30                8              5                8
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Subtotal                                    617            1,395         1,201            1,106          1,492            1,112
Interest on deposits                        684            1,471         1,457            1,428          1,552            1,160
                                    -------------------------------------------------------------------------------------------
Total                                    $1,301           $2,866        $2,658           $2,534         $3,044           $2,272
===============================================================================================================================

RATIO OF EARNINGS TO
FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS
Excluding interest on deposits           2.57x           2.23x          2.35x           2.38x           1.42x           2.09x
Including interest on deposits           1.74            1.60           1.61            1.60            1.21            1.53
===============================================================================================================================
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